EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-130705) and related Prospectus of Infocrossing, Inc. and subsidiaries for the registration of 562,838 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2006, with respect to the consolidated financial statements and schedule of Infocrossing, Inc. and subsidiaries, Infocrossing, Inc. and subsidiaries management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Infocrossing, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                                      /s/ ERNST & YOUNG LLP

New York, New York
April 4, 2006